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                                                                  EXHIBIT 10(a)



                              EMPLOYMENT AGREEMENT



         THIS AGREEMENT is entered into as of June 25, 2001, between JACOBSON STORES INC., a Michigan corporation, of Jackson, Michigan (the "Company"), and CAROL WILLIAMS, of Birmingham, Alabama ("Officer").

         THE PARTIES HEREBY AGREE as follows:

         1. EMPLOYMENT AND TERM. The Company employs Officer as President and Chief Executive Officer, and Officer agrees to serve in that capacity and in such other consistent capacities as the Board of Directors of the Company deems advisable, for a term commencing June 25, 2001 and continuing through June 30, 2004, unless terminated sooner pursuant to the provisions of paragraph 5, for the compensation and on the terms set forth herein. The term shall automatically be extended for one additional year each July 1, beginning July 1, 2002, unless either party gives the other party notice before July 1 that the term shall not be extended and unless terminated sooner pursuant to the provisions of paragraph
5. For example, if one party gives notice on June 30, 2002 that the term will not be extended, the term will end on June 30, 2004, unless terminated sooner pursuant to the provisions of paragraph 5. In addition, the Company will cause its Board of Directors to increase its size by one member and appoint Officer to fill the newly-created vacancy, all effective as of June 25, 2001, and during the term of Officer's employment under this Agreement, the Company will nominate Officer as a director of the Company at any meeting of shareholders at which Officer's term as a director expires.

         2. COMPENSATION.

              (a) Salary. Subject to the provisions of paragraph 5, Officer's salary shall initially be Five Hundred Thousand Dollars ($500,000.00) per year. The Company's Board of Directors and/or its Compensation Committee shall review Officer's salary annually during the term of this Agreement, but shall not decrease Officer's salary.

              (b) Stock Option. Effective June 25, 2001, the Company will grant Officer a ten-year, nonstatutory option to purchase 250,000 of the Company's Common Shares, par value $1.00 a share, exercisable at the fair market value of the Common Shares at the close of business on June 25, 2001 (the "Option"). The Option shall vest as to 75,000 shares on June 25, 2001, 75,000 shares on June 25, 2002 and 100,000 shares on June 25, 2003. Notwithstanding the foregoing, the Option shall become immediately exercisable to purchase all of the Common Shares subject to the Option, to the extent not already purchased, 30 days before termination of Officer's employment (1) by the Company without Cause, or (2) by Officer for Good Reason, pursuant to Section 5(d). The parties acknowledge that Officer has not previously been employed by the Company, and that the Option is an inducement essential to Officer's entering into this Agreement.







              (c) Relocation Benefits. On or before the first regular payroll date after June 25, 2001, the Company shall pay $75,000 to Officer to pay for relocation costs, including, without limitation, temporary housing, travel, moving, house sale and purchase and closing costs. The Company's payment of


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$75,000 shall be the Company's sole obligation for these costs, even if they exceed $75,000.

              (d) Automobile. During the term of Officer's employment under this Agreement, the Company will provide Officer with a Buick Park Avenue or other automobile of similar value obtainable under the Company's fleet lease program; provided, that (1) Officer may, instead, have the Company lease a different automobile obtainable under the Company's fleet lease program if Officer reimburses the Company for its increased lease and other costs for such automobile on or before the date the Company is obligated to pay such costs, or
(2) Officer may, instead, obtain her own automobile and receive cash payments from the Company equal to the Company's lease and other costs of a Buick Park Avenue under the Company's fleet lease program at the times the Company would otherwise pay such costs.

              (e) Attorneys' Fees. The Company shall reimburse Ms. Williams for her reasonable attorneys' fees incurred in connection with negotiating and drafting this Agreement, up to a maximum of $5,000.

              (f) Fringe Benefits. Officer shall also participate in such plans and additional benefits as may generally be available from time to time to other executive officers of the Company.

         3. DEFERRED COMPENSATION. Officer may, at her election made annually during the term of this Agreement, determine that payment of any part of Officer's salary for any year shall be deferred pursuant to, and on the terms and conditions set forth in, the Jacobson Stores Inc. Deferred Compensation Plan, as amended from time to time. If any part of Officer's salary for a year is deferred, one-twelfth of such amount shall be deferred each month during the year. Interest shall accrue on deferred compensation from the last day of the month for which the compensation is deferred. Neither Officer, her estate, her husband, nor any beneficiary shall have any power to assign or encumber the right to receive deferred compensation, and any attempted assignment or encumbrance thereof shall be null and void.

         4. DUTIES. Officer agrees, as long as her employment by the Company continues, to devote substantially all of her business time and to devote her best efforts to furthering the interests of the Company; to comply with all regulations and policies of the Company; and to perform the duties reasonably requested by the Board of Directors of the Company consistent with her position as President and Chief Executive Officer of the Company. The Company and Officer agree that Officer may serve on other Boards of Directors and engage in charitable activities to the extent such service and activities do not interfere with her duties to the Company.





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         5. TERMINATION. Officer's employment under this Agreement shall terminate on the earliest to occur of the following: (i) immediately upon Officer's death, (ii) at the Company's option, immediately when notice to Officer of such termination is given after Officer's "Disability" (as defined below), (iii) at the Company's option, immediately when notice to Officer of such termination is given on or after the occurrence of "Cause" (as defined below) for termination of her employment under this Agreement, (iv) immediately upon Officer's resignation for Good Reason (as defined in paragraph 5(e)(viii), (v) not less than 30 days after notice of such termination is given to Officer by the Company or not less than 30 days after notice of such termination is given to the Company by Officer (unless the Company elects to have such termination occur earlier), and (vi) the end of the term as described in paragraph 1. "Disability" means (1) if Officer is covered by a Company-provided disability insurance policy, the definition of disability contained in, and entitling Officer to benefits under, that policy, or (2) if Officer is not covered by such a policy, Officer's inability, whether physical or mental, to perform the normal duties of Officer's position for six consecutive months. "Cause" means (1) Officer's continued failure either to (A) devote substantially all of her business time to Officer's employment duties (except because of Officer's illness or Disability) or (B) make a good faith effort to perform Officer's employment duties; (2) any other willful act or omission which Officer knew, or had reason to know, would materially injure the Entity; (3) any breach by Officer of the provisions of paragraph 7, or (4) Officer's conviction of a felony involving dishonesty or fraud. Notice will be deemed to be given on the earliest of (i) when delivered, or (ii) three business days after mailed by certified or registered mail, postage prepaid, return receipt requested, or
(iii) one business day after sent by recognized overnight courier, if to Officer, to Officer's address on the Company's corporate records, and if to the Company, to the address of its principal executive offices. The following events during the term of this Agreement shall have the following respective effects on the obligations of the Company pursuant hereto:

              (a) DEATH. If employment is terminated due to Officer's death, the Company shall (i) continue to pay an amount equal to Officer's salary, at the annual rate of her salary in effect immediately prior to her death, from the date of her death until two years after the date of her death, and (ii) pay the pro rata bonus, if any, that would have been payable to Officer under any bonus plan in effect at the time of termination of Officer's employment if Officer had been employed by the Company for the entire year in which Officer's employment terminates, but based on the actual number of days Officer was employed by the Company in that year and the actual salary paid to Officer by the Company with respect to the period through the date of termination. The Company may offset against the payments described in this paragraph 5(a) the proceeds of any life insurance policy maintained by the Company (i.e., a policy with premiums paid by the Company) insuring Officer's life (i) that is acquired after July 1, 2001 and does not replace insurance provided by the Company to Officer as of July 1, 2001, and (ii) that are paid to a beneficiary designated by Officer or to her estate, if the Company paid the premiums with respect to such insurance. If the Company makes such an offset with respect to payments under paragraph 5(a)(i), the remaining amounts due pursuant to paragraph 5(a)(i) shall be paid in equal installments over the same period set forth in paragraph 5(a)(i). In addition to payments pursuant to this paragraph 5(a), the Company will continue to maintain medical and hospitalization insurance with the same spouse and dependent coverage and in the same amounts as the insurance maintained by the Company immediately prior to her death, for five years after the date of Officer's death. Officer shall cooperate with the Company in connection with its obtaining any additional life insurance on Officer's life and any additional disability insurance with respect to Officer in connection with the payments required by this paragraph 5(a), paragraph 5(b) or otherwise.

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              (b) DISABILITY. If employment is terminated due to Officer's
Disability, the Company shall (i) continue to pay an amount equal to Officer's salary, at the annual rate in effect immediately prior to the date of her termination due to her Disability ("Termination Date"), from the Termination Date until two years after the Termination Date, and after two years after the Termination Date at one-half such annual rate until three years after the Termination Date, and (ii) pay the pro rata bonus, if any, that would have been payable to Officer under any bonus plan in effect at the Termination Date if Officer had been employed by the Company for the entire year in which Officer's employment terminates, but based on the actual number of days Officer was employed by the Company in that year and the actual salary paid to Officer by the Company with respect to the period through the Termination Date. In addition, the Company will continue to maintain medical, hospitalization and life insurance with the same coverage (including any spouse and dependent coverage) and in the same amounts as the insurance maintained by the Company immediately prior to her incapacity, for five years after the Termination Date. The Company may offset against any of the payments described in this paragraph 5(b), disability benefits, if any, paid under any insurance maintained by the Company. In addition, if Officer dies at any time during the period payments are required under this paragraph 5(b), the Company may offset against any of the payments described in this paragraph 5(b) the proceeds of any life insurance policy insuring Officer's life (i) that is acquired after July 1, 2001 and does not replace insurance provided by the Company to Officer as of July 1, 2001, and
(ii) that are paid to a beneficiary designated by Officer or to her estate, if the Company paid the premiums with respect to such insurance. If the Company makes such an offset with respect to payments under paragraph 5(b)(i), the remaining amounts due pursuant to paragraph 5(b)(i) shall be paid in equal installments over the same period set forth in paragraph 5(b)(i). Officer shall cooperate with the Company in connection with its obtaining any additional life insurance on Officer's life and any additional disability insurance with respect to Officer in connection with the payments required by this paragraph 5(b), paragraph 5(a) or otherwise.

              (c) TERMINATION FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON. If employment is terminated for Cause, or if Officer resigns before the expiration of the term of this Agreement without "Good Reason" (as defined in Section 5(e)(viii)), the Company shall have no obligation to pay any salary or any other amount in lieu thereof for any period after the date of termination of employment.

              (d) TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. Except as otherwise provided in paragraph 5(e), if the Company terminates Officer's employment without Cause before the expiration of the term of this Agreement (other than as a result of Officer's death or Disability) or if Officer resigns before the expiration of the term of this Agreement for Good Reason, as defined in paragraph 5(e)(viii), the Company shall (i) continue to pay an amount equal to Officer's salary, at the annual rate in effect immediately prior to such termination of employment, and shall continue to provide medical and hospitalization insurance with the same coverage (including any spouse and dependent coverage) and in the same amounts as the insurance maintained by the Company immediately prior to such termination of employment, for the balance of the term of this Agreement, without regard to any termination as a result of Officer's death, Disability, termination by the Company for Cause, retirement, resignation or termination by the Company without Cause, or one year, whichever is greater, and (ii) pay the pro rata bonus, if any, that would have been payable to Officer under any bonus plan in effect at the time of termination of Officer's employment if Officer had been employed by the Company for the entire year in



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which Officer's employment terminates, but based on the actual number of days
Officer was employed by the Company in that year and the actual salary paid to Officer by the Company with respect to the period through the date of termination. In such event, commencing one year after termination, Officer shall use reasonable efforts to find new employment. Commencing one year after termination, the Company's continuing payment obligation, if any, shall be reduced by the amount of any other salary, consulting fees, or other compensation or remuneration for services, however designated, received by Officer with respect to any remaining part of the period covered by the Company's obligation, and its continuing medical and hospitalization insurance obligation shall be reduced by the amount of any other medical and hospitalization insurance provided to Officer with respect to any remaining part of such period.

              (e) CHANGE IN CONTROL.

                   (i) RIGHT TO RECEIVE BENEFITS. Officer shall receive the severance benefits described in paragraph 5(e)(ii) if (1) a "Change in Control" (as defined in paragraph 5(e)(iii)) occurs during the "Period" (as defined in paragraph 5(e)(iv)), and (2) either (A) at any time during the period beginning 90 days before, and ending two years after, the Change in Control, Officer terminates her employment with the "Entity" (as defined in paragraph 5(e)(vii)) for "Good Reason" (as defined in paragraph 5(e)(viii)) or the "Entity" terminates Officer's employment without Cause, or (B) at any time during the 3rd month after the Change in Control, Officer terminates her employment with the "Entity" for any reason or for no reason.


                   (ii) SEVERANCE BENEFITS. If Officer is entitled to severance benefits under paragraph 5(e)(i), she will receive the following:

                        (1) an amount equal to the annual salary Officer was
              receiving immediately before the Change in Control for the period (the "Time") from the date of such termination through the later of (1) two years after the date of such termination, and (2) the balance of the term of this Agreement, without regard to any termination as a result of Officer's death, Disability, termination by the Company for Cause, retirement, resignation or termination by the Company without Cause; and

                        (2) a pro rata bonus for the year of such termination
              equal to (1) the bonus paid or payable to Officer with respect to the last full fiscal year of the Company before the Change in Control (the "Bonus"), multiplied by (2) a fraction, the numerator of which shall be the number of days in the Company's fiscal year in which such termination occurs through the date of such termination, and the denominator of which shall be the total number of days in the Company's fiscal year in which such termination occurs; and

                        (3) an amount equal to the Time (in years and fractions
              of a partial year) multiplied by the amount of the Bonus; and



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                        (4) a continuation during the Time of (1) the medical,
              dental, life, disability, hospitalization, optical and prescription drug benefits Officer and Officer's dependents were receiving from the Company at the time of the Change in Control (provided that if it is no longer practical for the Company to furnish such benefits, Officer will be reimbursed by the Company during the Time for the cost to Officer of obtaining such benefits), and (2) any automobile allowance or benefits (including automobile insurance and maintenance benefits), and continued use of any automobile, provided to Officer by the Company at the time of the Change in Control; and

                        (5) If the total amount of all payments of cash or
              property in the nature of compensation contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the Company's assets, including, without limitation, the benefits provided pursuant to this paragraph 5(e)(ii) and payments relating to any stock options or restricted stock that vest as a result of a Change in Control, shall exceed the maximum amount that may be paid to Officer and not be deemed a "parachute payment" resulting in an excise tax to Officer and a loss of compensation deduction to the Company, all within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision, the Company will pay to Officer (i) the amount of any excise tax imposed on Officer under Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor provision, as a result of any payments by the Company to Officer pursuant to this paragraph 5(e)(ii) and
              (ii) any income tax imposed on Officer as a result of the payments under this paragraph 5(e)(ii)(5)). The benefits provided in paragraphs 5(e)(ii)(1), 5(e)(ii)(2), 5(e)(ii)(3) and 5(e)(ii)(5)
              shall be paid to Officer in an undiscounted lump sum within 10 business days after the date of such termination. The Company may withhold from such payments all federal, state, city and other taxes to the extent such taxes are required to be withheld by applicable law.


                   (iii) "CHANGE IN CONTROL". For purposes of this Agreement, a "Change in Control" occurs on the first day any one or more of the following occurs:

                         (1) any person (as such term is used in Sections 13(d)
              and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with all affiliates and associates of such person (as such terms are defined in Rule 12b-2 under the Exchange Act) but excluding all "Excluded Persons" (as defined in paragraph 5(e)(v)), becomes the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing (A) 20% or more of the combined voting power of all of the Company's outstanding securities entitled to vote generally in the election of the Company's directors, or (B) 20% or more of the combined shares of the Company's capital stock then outstanding, all except in connection with any merger, consolidation, reorganization or share exchange involving the Company;


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                        (2) the consummation of any merger, consolidation,
              reorganization or share exchange involving the Company, unless the holders of the Company's capital stock outstanding immediately before such transaction own more than 50% of the combined outstanding shares of capital stock and have more than 50% of the combined voting power in the surviving entity after such transaction and they own such securities in substantially the same proportions (relative to each other) as they owned the Company's capital stock immediately before such transaction;

                        (3) the consummation of any sale or other disposition
              (in one transaction or a series of related transactions) of all, or substantially all, of the Company's assets to a person whose acquisition of 20% or more of the combined shares of the Company's capital stock then outstanding would have caused a Change in Control under paragraph 5(e)(iii)(1)); or

                        (4) the "Continuing Directors" (as defined in paragraph
              5(e)(vi)) cease to be a majority of the Company's directors.

         A determination by the Company's Continuing Directors (by resolution of at least a majority of the Continuing Directors) as to whether a Change in Control has occurred for purposes of this Agreement, the date on which it has occurred or both shall be conclusive for purposes of this Agreement.


                   (iv) "PERIOD". The period (the "Period") will begin on the date of this Agreement and end on the first to occur of (a) the end of the term of this Agreement, without regard to any termination as a result of Officer's death, Disability, termination by the Company for Cause, retirement, resignation or termination by the Company without Cause, (b) Officer's death, (c) Officer's Disability, and (d) 90 days after the termination of Officer's employment (voluntarily or involuntarily and with or without Cause or Good Reason) if (1) such termination occurs before a Change in Control, and (2) a Change in Control does not occur during such 90 day period. Notwithstanding the foregoing, (1) if Officer becomes entitled to severance benefits under paragraph 5(e)(i), the provisions of paragraph 5(e)(ii) of this Agreement will continue until Officer's eligibility to receive severance benefits under this Agreement ceases and such provisions and the other provisions of this Agreement not limited by the Period, including, without limitation, paragraphs 5(g), 7, 10 and 11 will survive the end of the Period.


                   (v) EXCLUDED PERSONS. For purposes of this Agreement, the Excluded Persons are (i) Officer, (ii) any group (as that term is used in Section 13(d) of the Exchange Act and the rules thereunder) that includes Officer or in which Officer is, or has agreed to become, an equity participant, (iii) any entity in which Officer is, or has agreed to become, an equity participant, (iv) the Company, (v) any subsidiary of the Company, (vi) any employee benefit plan of the Company or any subsidiary of the Company or the related trust, and (vii) any entity to the extent it is holding capital stock of the Company for or pursuant to the terms of any employee benefit plan of the Company or any subsidiary of the Company. For purposes of this Agreement, Officer shall not be deemed an equity participant in any group or entity (i) in which Officer owns for investment



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         purposes only no more than 5% of the stock of a publicly-traded entity whose stock is either listed on a national stock exchange or quoted in The Nasdaq National Market, if Officer is not otherwise affiliated with such group or entity, or (ii) if Officer's participation is fully-disclosed to, and approved by, the Company's Board of Directors and the Continuing Directors before the Change in Control occurs.

                   (vi) "CONTINUING DIRECTORS". For purposes of this Agreement, the "Continuing Directors" are the directors of the Company as of the date of this Agreement, and any person who subsequently becomes a director if such person is appointed to be a director by a majority of the Continuing Directors or if such person's initial nomination for election or initial election as a director is recommended or approved by a majority of the Continuing Directors.

                   (vii) "ENTITY". For purposes of this Agreement, the "Entity" shall mean both (1) the Company and, (2) in connection with a Change in Control defined in paragraph 5(e)(iii)(2) or paragraph 5(e)(iii)(3), the survivor of the merger, consolidation, reorganization or share exchange involving the Company and the buyer of all, or substantially all, of the Company's assets, if such additional entity described in this clause (2) (if other than the Company) has offered to employ Officer on such terms that would not constitute "Good Reason" for termination of Officer's employment if imposed by the Company. Therefore, for purposes of this paragraph 5(e), Officer shall not be deemed to have terminated Officer's employment with the Entity for "Good Reason" and the "Entity" shall not be deemed to have terminated Officer's employment without Cause unless such actions are taken by all entities included within the definition of "Entity". In addition, for purposes of this paragraph 5(e), Officer shall not be deemed to have terminated Officer's employment with the Entity for "Good Reason" and the "Entity" shall not be deemed to have terminated Officer's employment without Cause if (1) the survivor of the merger, consolidation, reorganization or share exchange involving the Company and the buyer of all, or substantially all, of the Company's assets has offered to employ Officer on such terms that would not constitute "Good Reason" for termination of Officer's employment if imposed by the Company, (2) Officer refuses such employment, and (3) the Company terminates Officer's employment for any reason or for no reason.

                   (viii) "GOOD REASON". Termination of Officer's employment for "Good Reason" means Officer's voluntary termination of employment with the Company or Entity as a result of (1) any change by the Company or Entity (without Officer's consent) in Officer's titles of President and Chief Executive Officer, (2) any decrease by the Company or Entity (without Officer's consent) in Officer's compensation or incentives from Officer's compensation and incentives immediately before such decrease, except with respect to benefits covered by clause (3); provided that Officer's bonus shall not be deemed to have decreased if Officer has a substantially similar opportunity to earn a bonus as Officer did in the last full fiscal year before the change, (3) any decrease by the Company or Entity (without Officer's consent) in Officer's benefits from Officer's benefits immediately



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

         before such decrease, unless such decrease is applied in the same manner to all executive officers of the Company or Entity, (4) a substantial change by the Company or Entity (without Officer's consent) in Officer's duties or responsibilities from Officer's duties and responsibilities immediately before such change, (5) any requirement by the Company or Entity (to which Officer does not consent) that Officer change Officer's primary place of business to be outside the metropolitan Jackson area, or (6) if a Change in Control results in a new entity being a successor to the Company's business, the failure of the new entity to assume expressly in writing the Company's obligations under this Agreement and under any written employment agreement between Officer and the Company in effect immediately before the Change in Control. "Good Reason" will not include Officer's death, Disability or Retirement (as defined below), or Officer's resignation other than as provided in the preceding sentence. For purposes of this Agreement, "Retirement" means Officer's retirement from the Company or Entity in accordance with the Company's or Entity's normal policies.

              (f) TRANSFER OF INSURANCE POLICIES. If Officer's employment by the Company is terminated for any reason except Officer's death or Disability, the Company will cooperate with Officer, to the extent Officer so desires, to transfer to Officer, at no cost to the Company and in exchange for a payment by Officer to the Company equal to the value of the Company's interest in the policies, the life and disability insurance maintained by the Company on her behalf immediately before the termination of her employment, to the extent permitted by the applicable insurance policies. If Officer's employment by the Company is terminated as a result of Officer's Disability, the Company will cooperate with Officer, to the extent Officer so desires, to transfer to Officer, at no cost to the Company and in exchange for a payment by Officer to the Company equal to the value of the Company's interest in the policies, the life insurance maintained by the Company on her behalf as of the date five years after the termination of her employment, to the extent permitted by the applicable insurance policies.

              (g) NO OTHER EMPLOYMENT BENEFITS. The severance benefits provided in this Agreement are exclusive and in lieu of any other severance benefits to which Officer may be entitled, except for any benefits under the terms of any stock options or restricted stock agreements Officer may have.

         6. PAYMENT. Amounts equal to, or based on, salary, other than deferred compensation, as well as death benefits pursuant to paragraph 5(a), other than proceeds of life insurance, and amounts equal to, or based on, salary, other than deferred compensation and proceeds of life insurance, paid pursuant to paragraphs 5(b) and 5(d), shall be paid in monthly or other regular periodic installments no less frequent than monthly. Amounts equal to the pro rata portion of Officer's bonus for the year of termination paid pursuant to paragraphs 5(a), 5(b), and 5(d) shall be paid at the time they are paid to other participants in the applicable bonus plan. Deferred compensation, with interest thereon, shall be paid as provided in the Jacobson Stores Inc. Deferred Compensation Plan, as amended from time to time. The amounts described in paragraph 5(e) shall be paid as described in paragraph 5(e)(ii)(5). All such payments shall be made to Officer while she is living; and in the event of her death, the payments shall be made to Officer's husband, if he is then living, or to her estate or any beneficiary or beneficiaries she designates in writing during her lifetime.

         7. NON-COMPETITION; CONFIDENTIALITY AND NON-SOLICITATION.

              (a) NON-COMPETITION. Officer will not, during Officer's employment with the Company, directly or indirectly engage in any activity which is competitive with any business in which the Company engages.


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              (b) CONFIDENTIAL INFORMATION. Officer will not at any time during or after Officer's employment with the Company, directly or indirectly, disclose or make accessible to any person or entity or use in any way for Officer's own personal gain (i) any confidential and secret information as to the prices, costs, discounts, or profit margins of any goods or services sold, purchased or handled by the Company (or its subsidiaries), or (ii) any confidential or secret information relating to the Company's (or its subsidiaries') financial structure, store layouts, supply sources, designs, procedures, information systems, administration or operations, except as authorized or directed by the Company and except that the foregoing restrictions will not apply to information generally available to others in the Company's line of business, information in the public domain, information disclosed or made available by the Company to any other person on a non-confidential basis or disclosures Officer is required by law to make. Upon termination of Officer's employment with the Company for any reason, Officer will immediately return to the Company all confidential materials over which Officer exercises any control.

              (c) NON-SOLICITATION. Officer will not at any time during Officer's employment by the Company and for one year thereafter, directly or indirectly, solicit for any purpose, interfere with, entice away from the Company (or its subsidiaries) or hire any employee or agent of the Company (or its subsidiaries) who was employed by the Company within one year before the termination of Officer's employment.

              (d) EQUITABLE REMEDIES. Paragraphs 7(a), 7(b) and 7(c) are intended, among other things, to protect the confidential information described in paragraph 7(b) and relate to matters which are of a special and unique character, and their violation may cause irreparable injury to the Company, the amount of which will be extremely difficult, if not impossible, to determine and which cannot be adequately compensated by monetary damages alone. Therefore, if Officer breaches or threatens to breach any of those paragraphs, in addition to any other remedies which may be available to the Company under this Agreement or at law or equity, the Company may obtain an injunction, restraining order, or other equitable relief against Officer and such other persons and entities as are appropriate.

         8. MODIFICATION. This Agreement is the complete agreement between Officer and the Company and may be modified only by a written instrument executed by both parties.

         9. LAW. The internal laws of the State of Michigan shall govern this Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of or relating to this Agreement.

         10. COSTS OF ENFORCEMENT. The Company shall pay on demand all of Officer's reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys' fees, court costs and other legal expenses and costs of investigation) incurred by Officer in connection with the enforcement of this Agreement (as amended from time to time and including any successor to this Agreement) or in connection with any disputes concerning the meaning or interpretation of this Agreement (as amended from time to time and including any successor to this Agreement). During the pendency of any such enforcement proceeding or dispute, the Company shall continue to pay the disputed amounts and benefits provided in this Agreement (as amended from time to time and including any successor to this Agreement), and if it fails to do so, the Company shall pay Officer interest, at the prime or base rate announced from time to time by Comerica Bank, on such amounts from the date they were due through the date they are actually paid. The obligations contained in this paragraph 10 shall survive the end of the Period.

         11. ARBITRATION.

              (a) AGREEMENT TO ARBITRATE. Any disputes between the parties with respect to the terms and conditions of this Agreement (as amended from time to time and including any successor to this Agreement) (other than those disputes with respect to which equitable relief (such as specific performance or an injunction) is the appropriate remedy) that are not resolved within 30 days after one party notifies the other party in writing of the dispute shall be resolved by and through binding arbitration conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) in Jackson, Michigan. Both the foregoing agreement of the parties to arbitrate any and all claims, and the results, determination, finding, judgment and/or award rendered through such arbitration, shall be final and binding on the parties to this Agreement and may be specifically enforced by legal proceedings, and, pursuant to MCLA ss. 600.5001, the parties agree that a judgment of any Michigan circuit court may be rendered upon any arbitration award rendered pursuant to this paragraph 11. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this arbitration agreement and that any party may, in her or its sole discretion, ask for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this arbitration agreement.

              (b) PROCEDURE. Such arbitration shall be initiated by the written notice of the dispute described in paragraph 11(a), and such arbitration shall be a compulsory and binding proceeding on each party. Such arbitration proceeding shall be conducted under the commercial arbitration rules (formal or informal) of the American Arbitration Association before one arbitrator, and the arbitrator in any such arbitration shall be such person who is expert in the subject matter of the dispute. The costs of the arbitrator and the arbitration shall be borne by the Company. Each party will bear separately the cost of its or her respective attorneys, witnesses and experts in connection with such arbitration, subject to the Company's obligations under paragraph 10. Time is of the essence of this arbitration procedure, and the arbitrator shall be requested to render his or her decision within 10 days following completion of the arbitration.

         12. SUCCESSOR OBLIGATIONS. This Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns, and the Company will require any successor to, or transferee of, all or substantially all of its business or assets to assume all of the Company's obligations under this Agreement (such successor or assign will be deemed, for purposes of this Agreement, to be the Company). This Agreement will be binding upon Officer and will inure to Officer's benefit, but Officer may not assign this Agreement without the Company's prior written consent.

         13. DUPLICATE COPIES. This Agreement may be executed in counterparts, both of which together will be deemed an original of this Agreement.

         14. SEVERABILITY. The provisions of this Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

         15. MISCELLANEOUS PROVISIONS. This Agreement supersedes all previous employment and severance agreements between the parties. In addition to all other remedies available at law, it shall be specifically enforceable by any court having jurisdiction. Paragraph headings are for convenience only and shall not affect the construction of any provision. The rights and obligations hereunder, particularly but without limitation including paragraph 5(e), shall survive the expiration of the term of this Agreement.

         16. NOTICES: All notices, requests and other communications to any party hereunder shall be in writing and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given my mail, three business days after such communication is deposited in the mails with the first-class postage prepaid, addressed as aforesaid or (ii) if given by telecopy, overnight courier or any other means, when delivered at the address specified in (or pursuant to) this paragraph 16.

         The Company:      Jacobson Stores Inc.
                           3333 Sargent Road
                           Jackson, MI 49201
                           Attention:  Chairman of the Board
                           Telecopier No.:  517-764-1479

                           with a copy to:

                           Robert J. Krueger, Jr. , Esq.
                           Honigman Miller Schwartz and Cohn LLP
                           2290 First National Building
                           Detroit, MI 48226
                           Telecopier No.:  313-465-7453

Officer:                   Carol Williams
                           Address and telecopier number to be provided in a notice to be given pursuant to the provisions of this paragraph 16 with a copy to:

                           Thomas A. Hickey, Esq.
                           Eaton & Van Winkle
                           3 Park Avenue, 16th Floor
                           New York, NY 10016
                           Telecopier No.:  212-779-9928

IN THE PRESENCE OF:                  JACOBSON STORES INC.

 /s/ Paul W. Gilbert                 By: /s/ P. Gerald Mills
 --------------------------              --- --------------------------
                                         P. Gerald Mills,
                                              Chairman of the Board and
                                              Chief Executive Officer

/s/ Dana J. Collins                  By: /s/ Richard Z. Rosenfeld
---------------------------              ------------------------
                                              Richard Z. Rosenfeld,
                                                Secretary

/s/ Frank S. Faloy                       /s/ Carol Williams
---------------------------           ----------------------
                                      Carol Williams